Exhibit 99.2

         STRATEX NETWORKS APPOINTS THOMAS H. WAECHTER PRESIDENT AND CEO

                      Charles Kissner Continues as Chairman

    SAN JOSE, Calif., May 18 /PRNewswire-FirstCall/ -- Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, announced today that its board of directors has appointed Tom Waechter as the company's president and chief executive officer, effective immediately. Waechter succeeds Chuck Kissner, who continues as executive chairman.

    "Tom's extensive experience in wireless telecommunication, his track record in international operations and his knowledge of our business will be instrumental as Stratex moves into its next growth phase," said Kissner. "Over the past four years, since I returned as CEO, Stratex employees have made remarkable progress spearheading innovation in our products and our processes. Our team has effected a dramatic turnaround for which they should be proud. Tom's leadership abilities will be a positive addition as the company seeks to capitalize on its current momentum.

    "Tom's appointment will also enable me to focus on the company's strategic direction and new business opportunities that are now available to us since our turnaround. I believe this strengthened management team will enable the company to further expand its reach and maintain its momentum in the marketplace," added Kissner.

    "I am excited to be able to work more closely with the Stratex Networks team," said Waechter. "I have admired their achievements, and having served on the Board, see the opportunity to build on those successes. I look forward to working with Chuck, along with the customers, employees, and partners of Stratex."

    In addition, John Brandt has been appointed Vice President, Business Development, and will be working closely with Kissner on new business development activities. Brandt was previously Vice President of Global Operations at Stratex.

    Waechter has been an Independent Director of Stratex Networks since December 2005. He is a technology veteran with more than 20 years experience. Recently, he served as president and chief executive officer of REMEC, a wireless base station equipment manufacturer. Prior to that, Waechter was president and chief executive officer of Spectrian Corporation, which was acquired by REMEC. For more than 14 years, he worked at Schlumberger Ltd, an international services company where he held a number of senior management roles.

    He has a bachelor's degree in business administration from the College of William and Mary in Virginia and presently serves on the endowment board of the college.

    About Stratex Networks

    With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world's leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers' needs in wireless, high-capacity transmission technology. Additional information is available at www.stratexnetworks.com.

SOURCE  Stratex Networks, Inc.
    -0-                   05/18/2006
    /CONTACT: Mary McGowan of Summit IR Group Inc., +1-408-404-5401, or mary@summitirgroup.com, for Stratex Networks, Inc./
    /Web site:  http://www.stratexnet.com/